Exhibit 10.28

BY HAND

To: Mr. Marc S. Firestone

Lausanne, October 31, 2020

EARLY RETIREMENT AGREEMENT (the “Agreement”) and RELEASE

Dear Marc,

This Agreement sets out the terms that Philip Morris Products S.A. (the “Company”) has agreed with you shall apply to your early retirement.

1.    Definitions

In this Agreement the expressions below shall have the following meanings:

An “Affiliate” of a company means any person, company, group of companies or other entity, which, either directly or indirectly, owns, is owned by, has common owner(s) with, or shares ownership interest in that company.

“Confidential Information” shall have the meaning set out in the section “Confidentiality” of this Agreement.

The “Tobacco Business” means the manufacturing, sale, marketing, research and development and/or distribution of cigarettes and other combustible tobacco products and non-combustible tobacco- and nicotine-containing products such as e-cigarettes/e-vapors (battery powered devices which produce an aerosol by evaporating a flavored nicotine solution).

2.    Ending of Employment Agreement

We hereby agree that your employment with the Company will end on October 31, 2020 and that you will take an early retirement as of the end of this date (the “Early Retirement Date”). As the decision to take early retirement is mutually agreed, no notice of termination is required by you to us, or by us to you.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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3.    Payments by the Company

(a)    Your salary will be paid up to and including the Early Retirement Date, in accordance with the Company’s standard payroll practices. In addition, with the next possible payroll following the Effective Date (as defined below) of this Agreement, the Company will pay you:

(i)the pro-rated 13th salary for the period January 1, 2020 to the Early Retirement Date; and
(ii)your pro-rated fidelity premium.

(b)    Within 30 days after the Early Retirement Date, the Company shall also pay you a gross amount compensating any outstanding vacation entitlement, as per Company policy and Company records.

(c)    (i)    Subject to your countersignature of this Agreement, you will receive a payment in the total gross amount of CHF 765’005.--. This amount (the “Severance Payment”) is granted in recognition of your contribution to the Company in consideration of the obligations you are assuming under this Agreement, subject to the conditions that you remain employed until the Early Retirement Date and continue to perform your role (including handover and knowledge transfer and any other duties reasonably required of you by the Company) until the Early Retirement Date.

(ii)    Instead of receiving the Severance Payment, you may opt to have part or the total amount of the Severance Payment paid to the Pension schemes of Philip Morris in Switzerland (the “Pension Fund”) to enhance retirement benefits, subject to certain restrictions. The decision to transfer must be notified in writing to both the Company and the Pension Fund latest by October 28, 2020 in which case, the transfer will take place before the Early Retirement Date and the Company shall pay the corresponding amount directly to the Pension Fund before the Early Retirement Date and deduct the amount of such payment from the Severance Payment. Please note that you will be subject to U.S. tax on the full amount of the Severance Payment

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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even if you elect to transfer it to the Pension Fund. Please contact Annick Perrenoud, Head Swiss Pension Funds (tel. +41 58 242 1241) for further information.

(iii)    Subject to any option you elect under Paragraph 3(c)(ii) above, the Severance Payment (or, as applicable, the balance of the Severance Payment, if any) will be paid in a lump sum payment within 30 days after the Early Retirement Date.

(iv)    Should the Pension Fund have to pay any amount to you in connection with a disability status after the execution of this Agreement, both parties to this Agreement hereby give permission to the Pension Fund to take into consideration the amount paid according to this Section 3(c) when determining the additional payments to be made.

(d)In addition, and subject to your countersignature of this Agreement and in consideration of the obligations you are assuming under this Agreement, you will receive your 2020 Incentive Compensation (IC) pro-rated through the Early Retirement Date. This IC payment will be made at the end of February 2021 on the basis of the relevant 2020 IC Company rating and your individual performance rating.

(e)In addition, you will also receive a lump sum payment in the total gross amount of CHF 1’530’009.-- in consideration for the non-compete obligation in the section “Non-Competition” of this Agreement, to be paid within 30 (thirty) days after October 31, 2022, subject to the conditions that (i) you fully comply with Section 16 of this Agreement and that (ii) you address a letter or an email to our P&C Operations Switzerland at the end of the non-compete period, certifying that you did not violate in any manner the non-compete obligation set forth in this Agreement (see the required text for this certification under Appendix I to this Agreement).

(f)In the event of your death before receiving all the payments provided in this Section 3, the Company will pay to your estate the amounts (and at the same time as set in this Agreement) that would have been paid to you under this Section 3 if you survived through the respective payment periods (and be deemed to have met the applicable conditions during the applicable periods following your death).

4.    Restricted Stock Units

In accordance with the terms and conditions of the award agreement(s) of your outstanding Restricted Stock Units (RSUs) granted under the Philip Morris International Inc. 2017 Performance Incentive Plan (the “2017 Plan”), your unvested RSUs will fully vest on an accelerated basis.

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This vesting will occur on the Early Retirement Date and will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the Early Retirement Date. The Company will comply with local laws and regulations including tax and social security withholding and information reporting to the taxing authorities as may be required.

Any applicable tax withholding (and any other payroll withholding taxes or social security deduction when applicable) will be satisfied by deducting the number of shares of PMI common stock equal in value to the amount of the withholding requirements from your stock award; therefore, the number of shares deposited into your UBS account on the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share). However, if you are not subject to income tax withholdings, or if the withholdings do not fully cover your income tax liability, you will be responsible for satisfying any tax liabilities due on these amounts.

You understand and agree that this vesting is being made and the valuations will be determined in compliance with applicable laws, regulations and practices.

As set forth in your applicable stock agreements, as you were an Executive Officer (as designated by the Board of Directors of Philip Morris International Inc. within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended) within the period of 12 months prior your Early Retirement Date, any such shares you receive by way of accelerated vesting under this section 4 will be subject to a holding period of 12 consecutive months expiring on October 31, 2021.

5.    Performance Share Units

In accordance with the terms and conditions of the award agreements of your outstanding Performance Share Units (PSUs) granted under the 2017 Plan, the following treatment will apply to your unvested PSUs:

•All your unvested PSU grants will vest on the respective scheduled vesting date set out in your award statements. The number of PSUs that will actually vest, for each relevant year, will be equal to the performance percentage multiplied by your target number of PSUs, to the extent that the respective performance targets set out in your award statements are achieved at the end of each performance period.

In connection with the vesting of the PSUs, you will have to

•provide the Company (email: CorporateCompensationPrograms.PMI@pmi.com) with your contact details before the Early Retirement Date and notify the Company promptly of any change;

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•in the event the Company specifically asks you in writing, promptly provide the Company with information that the Company may reasonably need in order to satisfy tax, social security or other similar requirements.

You acknowledge that, should the Company, after a reasonable effort to do so, including through a writing sent to you at the most recent address that you will have provided to the Company, be unable to contact you and/or should you fail to provide the Company, in response to the Company’s written request, with relevant information with respect to a specific vesting, it may result in the impossibility of such vesting, and the corresponding PSUs will be forfeited.
Each vesting will be processed by UBS Financial Services Inc. (“UBS”) as soon as reasonably practicable following the vesting date. The Company will comply with local laws and regulations including tax withholding (income and /or social security) and information reporting to the taxing authorities as may be required.

Any applicable tax withholding (and any other withholding payroll taxes or social security deduction when applicable) will be satisfied by deducting the number of shares equal in value to the amount of the withholding required from your stock award; therefore, the number of shares deposited into your UBS account after the vesting date will be net of the shares used to satisfy applicable withholding taxes or other applicable deductions (rounded up to the nearest whole share).

You understand and agree that these vestings are being made and the valuations will be determined in compliance with the relevant award agreement and applicable laws, regulations and practices.
You will receive your dividend equivalent payments in one lump-sum payment as soon as reasonably practicable following each vesting date. The amount paid to you will be based on the number of PSUs that vest and will be paid through payroll subject to tax withholding (income and/or social security) and information reporting to the taxing authorities as may be required.

Please note that with respect to both the vesting of shares and payment of the lump sum for dividend equivalents, you are responsible for satisfying your actual tax liabilities, even if you are not subject to tax withholdings or if the withholdings do not fully cover your tax liability.

6.    Miscellaneous on Payments and Benefits

(a)    No other payment, benefits or compensation shall be due to you by the Company and/or any Affiliate during the employment or after the Early Retirement Date, except those expressly stipulated in this Agreement or those pursuant to the stock you received according to the 2017 Plan.

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(b)    The amounts payable pursuant to this Agreement will be subject to income tax and social security deductions, as applicable. You will be personally responsible for any actual income tax and social security liabilities arising on these amounts. If an income or social security tax withholding obligation arises for the Company in accordance with applicable legislation, the Company will fully comply with its obligations and will apply an appropriate withholding rate to any amounts paid to you pursuant to this Agreement.

(c)    Any outstanding balance on the account of the corporate credit card issued in your name as of the Early Retirement Date and any other amounts that for any reason you may owe the Company may be set-off against any amounts payable by the Company pursuant to this Agreement.

(d)    The payments and benefits provided under this Agreement are intended to be exempt from, or to comply with, the applicable requirements of section 409A of the Internal Revenue Code (“Code”). Accordingly, this Agreement shall at all times be construed and administered in a manner consistent with this intention. For any in-kind benefits under this Agreement that are subject to section 409A of the Code, the in-kind benefits cannot be exchanged for cash or another benefit. Also, the in-kind benefits provided during any taxable year will not affect the in-kind benefits to be provided in any other taxable year. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for any tax, interest or penalties that may be imposed under section 409A of the Code or any damages for failing to comply with section 409A of the Code.

7.    Tax Return Filing Assistance

The Company will maintain your current tax assistance entitlement (use of KPMG services with your contribution) for your 2020 Swiss and U.S. tax returns. The Company may deduct said contribution from any amount due to you under this Agreement.

This entitlement may be subject to income tax and social security deductions, if applicable.

Note that you will not be provided with any tax filing assistance in connection with the 2018, 2019 and 2020 Performance Share Units that are due to vest in 2021, 2022 and 2023, respectively.

8.    Post Career Counseling

The Company will, at its expense, provide you with post-career counseling services with an agency of its choice, should you wish to use it and notify the Company to this effect by the Early Retirement Date.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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Should you have questions with respect to the proposed post-career counseling services, please contact Constantin Romanov, Global Head of Total Rewards (tel. +41 58 242 6423).

This entitlement may be subject to income tax and social security deductions, if applicable. Any counseling services must be used within the time period specified under the Company’s policies and in any event no later than the end of the 2022.

9.    Benefit Car

You will have the option to buy your present benefit car and the purchase price will be determined as the lower of its net book value or market value. In order for you to exercise this option, you undertake, within the 15-day period preceding the Early Retirement Date, to notify the Company of this option and to bring the car to a location and at a date to be agreed with the Company, in order for the Company to determine the exact market value of the car in its sole discretion, which shall be communicated to you through a separate document. Should you not comply with this obligation, you will forfeit this option. The Company is free to appoint a third party of its choice to make the valuation and said evaluation shall be final. If the market value exceeds the book value, the difference represents a taxable benefit for you and will be subject to income tax and social security deductions, if applicable.

The transfer will be effective on the Early Retirement Date. Insurance of the car will become your responsibility on the Early Retirement Date. You undertake to subscribe civil liability coverage for the car with an appropriate insurance company, starting on the first day following the Early Retirement Date, and to provide the Company with a certificate of insurance stating said coverage. The Company does not require reimbursement of the registration tax paid for 2020, but payment for 2021 and beyond shall be your responsibility. The Company is entitled to deduct payment for the car from your salary and/or from any other payment due to you under this Agreement. No warranties will be given to you as to the condition of the car, of which you will be deemed to have full knowledge. If you decide not to exercise your option to buy the benefit car, it will be your obligation to return it to the Company by the Early Retirement Date, in accordance with the terms of the relevant Benefit Car Affiliate Practices CH.

10.    Pension Fund

Please contact directly our Pension Fund Administration (tel. +41 58 242 1365) about your accrued rights.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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11.    Health / Accident Insurance / Loss of Income Insurance

Your current benefits will be kept until the Early Retirement Date.

Concerning your health insurance, you may elect (i) to maintain your and your eligible family members’ participation in the current PMI retirees Plan at your full expense (should you maintain your residence in Switzerland), to the extent that it is offered to PMI retirees at the time of your Early Retirement Date, or (ii) to subscribe to an individual insurance policy with the insurance company of your choice. Please contact Angele Bitterlin, Team Leader P&C Operations - Benefits (tel: +41 58 242 4128) for further information.

The accident insurance (LAA coverage) will cover you for an additional 31 days after the Early Retirement Date. After this date, you will need to inform your insurance company about the end of your cover and make the necessary steps to subscribe a new accident insurance (a coverage of accident risk may be added to your current health insurance scheme).

About your loss of income insurance, please contact P&C Operations – Benefits (Angele Bitterlin tel. +41 58 242 4128) prior to the Early Retirement Date for more information. You can request insurance coverage and transfer from the Company to an individual contract within 90 days following the Early Retirement Date.

12.    Confidentiality

You acknowledge that during your employment you were engaged in a position of trust and confidence and you were privy to Confidential Information (as defined below). You acknowledge that it benefits both the Company and its employees for the Company to protect its Confidential Information and to obtain the rights to discoveries, inventions, improvements, innovations and other works developed by its employees. You agree that you will not disclose Confidential Information or cause it to be disclosed. You further agree that you shall remain bound to the terms and conditions set forth in any confidentiality agreement in place between you and the Company.

For the purposes of this Agreement, consistent with applicable law and Section 19 below, Confidential Information means any information about the Company (including its affiliates for this purpose) or the Company’s business obtained as a result of your employment with the Company, including information regarding its current or former employees, current or former customers or potential customers that is proprietary or private (not publicly known or available), whether or not it is designated that way in writing.

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Examples of Confidential Information or, as the case may be, of the form in which Confidential Information might exist, include the following:

•trade secrets
•intellectual property
•business strategies
•information about employees
•government relations matters
•details of customers or prospective customers
•sales, marketing or advertising plans
•business policies
•financial information
•details of finances, products, services or pricing
•matters concerning business development
•details of organizational structures
•information concerning research and development
•details of any legal strategies; information covered by the attorney client privilege or constituting attorney work product
•information relating to technology (including methods, systems, techniques, procedures, designs, equipment, specifications, formulae, algorithms, inventions, know-how, hardware and software)
•data and databases
•testing or evaluation procedures
•status of regulatory submissions and approvals
•security protocols
•information related to internal/external investigations and/or legal proceedings.

You understand that use or disclosure of Confidential Information would violate this Agreement and could violate applicable law and would cause immediate and irreparable harm to the Company and its competitive position. You thus acknowledge and agree that the Company is entitled to preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs and other relief that may be appropriate. If you are required to respond to a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority) to disclose any Confidential Information, you agree to notify the Company (specifically, the Company representative who has signed this Agreement, or his/her successor) as soon as reasonably practicable to do so but not later than 10 (ten) calendar days.

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You agree that you will return any Confidential Information in tangible or electronic form in your possession by the Early Retirement Date at the latest.

Unless required to respond to a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority, the Company will keep any information with respect to your employment and/or the end of your employment, strictly confidential, subject to the Company’s disclosure obligations under applicable securities laws.

These confidentiality obligations continue to be valid and enforceable after the end of your employment relationship, but, with respect to any particular Confidential Information, for only so long as such Confidential Information has been maintained as confidential by the Company or its Affiliates.

13.    Non-Disparagement

Both parties, including for the purpose of this section the current officers or directors of the Company and its Affiliates, agree not to speak disparagingly of the other party, consistent with applicable law and Section 19 below, or about the products or services or, in connection with any statements as to the business of the Company or its Affiliates, any of the current or former officers, directors or managers of the Company or its Affiliates.

For the purpose of this section, “disparaging” means any statement or comment which is intended or reasonably likely to impact negatively the other party or the other party’s reputation, products, services, or management. This section shall not be construed to prohibit either party from making truthful statements when required by a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority).

14.    Affiliate Directorships

You agree to resign as a Director, Manager or similar positions of all Affiliates of the Company of which you are a director, a manager or a similar position on or before the Early Retirement Date, by signing appropriate resignation letter(s) that the Company or any Affiliate shall submit to you.

15.    Company Property

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In addition to your obligation to return Confidential Information by the Early Retirement Date at the latest, you will also return to the Company by that date all property whether in the form of files, documents, tapes, CD’s, and copies thereof, or other items belonging to the Company and its Affiliates irrespective of their source and origin, including, where applicable, credit cards, telephone cards, standard mobile phones, iPads, keys, access and identification cards, and computers, and, if requested, will certify that this has been done to the best of your belief. As confirmed by the Company IT department, you are authorized to keep your current Company iPhone.

For the benefit car please refer to the section “Benefit Car” of this Agreement.

16.    Non-Competition
You recognize and agree that you have access to information relating to the Company and its Affiliates, and their respective businesses, including business plans and strategies, which is highly confidential, and that you have been employed by the Company in a special position of trust. You also recognize that the Company is undertaking, pursuant to Section 3(e) of this Agreement, to make a substantial payment to you in respect of your obligations under this Section.

In consideration of the foregoing, you agree that you will not, without the prior written consent of Agustin Cervello, Assistant General Counsel, Philip Morris International (agustin.cervello@pmi.com, or any successor), whose consent shall not be unreasonably withheld, provide any services for a period of 24 (twenty-four) months from the Early Retirement Date, directly or indirectly, whether as an employee, consultant or otherwise, to any person, company, group of companies or other entity other than the Company and its Affiliates (i) engaged in the Tobacco Business, or (ii) which owns directly or indirectly, either individually or jointly with other parties and whether through ownership of voting securities or otherwise, more than 25 % of the equity ownership of any person, company, group of companies or other entity engaged in the Tobacco Business, or (iii) one of the main purposes of which is to take positions or actions in opposition to the Tobacco Business.

Your obligations in the preceding paragraph shall apply worldwide, including, without limitation, with respect to Japan Tobacco Inc., Imperial Brands p.l.c., British American Tobacco p.l.c., China National Tobacco Corporation, Altria Group, Inc., Juul Labs, Inc. and their Affiliates.

You further agree for a period of 24 (twenty-four) months from the Early Retirement Date not to acquire a financial interest or shares in an enterprise engaged in the Tobacco Business or to enter into a partnership with such an enterprise. The acquisition of 5% or less of shares in a publicly held corporation will not be deemed a violation of this non-compete obligation.

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In case of any violation of this non-compete obligation you agree that the Company will retain, and you will forfeit your right to, the amount of CHF 1’530’009.-- provided for in consideration for the non-compete obligation, or if already paid, you will return such amount to the Company. Moreover, in case of such a violation, a contractual penalty of CHF 760’000.-- shall be due by you to the Company. In addition, the Company reserves the right to seek further damages and/or specific performance of this non-compete obligation.

17.    Future Relationship and Cooperation

You agree that, consistent with applicable law and to the extent the Company or any of its Affiliates so requests, you will cooperate reasonably and truthfully with the requesting company in connection with any matter, including any legal or business dispute, concerning which you were involved, or regarding which you had knowledge while employed by the Company and its Affiliates, including but not limited to any enquiry, proceeding, hearing, or investigation by or before any administrative, executive, judicial or legislative body or agency, or within the Company and its Affiliates. You agree to make yourself available if and when reasonably required by the Company, its Affiliates or relevant counsel, taking into account your schedule. The Company will reimburse you for all reasonable travel and other out-of-pocket expenses incurred by you in connection with your compliance with this obligation. Such amounts shall be payable within 60 days of receipt of the corresponding expense statement, provided, however, that you must submit any such expense statement to the Company no later than 90 days prior to the end of the calendar year following the year you incur the expense.
You agree that, to the extent consistent with applicable law and Section 19 below, subject to your cooperation obligations set forth in the preceding paragraph, you will not aid, assist, or participate in any legal action or proceeding that relates to any matter in which you were engaged or with which you became familiar during your employment with the Company filed by third parties against the Company or its Affiliates or, against any of its or their current or former officers, directors, or employees.
In the event that any claim is made, or threatened to be made, against you by a third party, including without limitation a government agency, relating to activities you performed in the course of your employment with the Company or its Affiliates, the Company will indemnify you to the fullest extent permitted by applicable law in respect of any award of damages or compensation payment, and any costs reasonably incurred by you in defending such a claim, including reasonable attorneys’ fees and expenses, provided that (i) you promptly notify the Company of any such claim or threatened claim, (ii) you take all reasonable steps to defend the claim including, in the absence of a bona fide conflict of interest, giving the Company the opportunity to direct and control such defense, and (iii), with respect to any award of damages or compensation payment, the amount to be indemnified is the subject of an enforceable Court decision or of a settlement or similar agreement approved by the Company, and provided further that you

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submit any expense statements, including for counsel fees, within 60 days of your receipt thereof. In the event that any award of damages, compensation payment or costs arise as a result of willful misconduct or knowing violation of criminal law on your part, this indemnity will not apply, and any amounts already paid by the Company pursuant to this clause will be repayable.

18.    Reservation of Rights

Nothing in this Agreement shall be construed as preventing you, the Company, or any of its Affiliates from:

(a)providing information to, or participating or cooperating in any inquiry conducted by, a governmental agency; or

(b)responding to a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority).

19.    Agreement and Release

By countersigning this Agreement:

(i)    you confirm that you accept and agree to all of the terms and conditions set forth above;

(ii)    you acknowledge that this Agreement provides to you additional consideration that exceeds any consideration to which you are otherwise entitled in connection with your employment agreement with the Company, the ending of said employment, or under any other agreement. In exchange for receiving this additional consideration, you agree, on behalf of yourself, your heirs, personal representatives, executors, administrators, successors and assigns, to forever release and discharge the Company, its Affiliates, and its and their respective successors, predecessors, divisions, assigns, assets, and any of its or their respective past, present and/or future representatives, shareholders, directors, officers, fiduciaries, agents, trustees, administrators, and employees (collectively referred to as the "Releasees"), from any and all claims, demands, damages, remedies, contracts (express or implied) and causes of action of any kind or nature whatsoever, whether known or unknown, which you had, now have, or in the future may or could have against the Releasees, or any of them, by reason of any matter, act, omission or event that occurred, or is alleged to have occurred up to the date of this Agreement including, but not limited to, any and all claims in connection with your employment

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and appointments with the Company (or with any other Releasee) and/or your separation therefrom (the “Claims”). For avoidance of doubt, an individual or entity not an Affiliate of the Company shall constitute a Releasee solely to the extent that the underlying Claim involves such individual or entity acting for and on behalf of the Company or an Affiliate of the Company;

(iii)    if applicable, you hereby acknowledge and agree that all overtime work and/or supplementary work you might have performed, if any, has been compensated in full; and

(iv)    if any provision of this Agreement is held by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable, such provision shall be given effect by the court to the maximum extent possible by narrowing or not enforcing in part that aspect of the provision found overbroad, unreasonable or unenforceable, without affecting the validity or enforceability of the remainder of this Agreement.

(v)    you hereby agree that this Agreement sets out all the terms and conditions relating to the ending of your employment with the Company and supersedes all discussions and understandings, if any, oral or written, with respect to the rights and obligations that this Agreement expressly sets out.

You represent that you have not, and agree that, to the extent permitted by law and the penultimate paragraph of this Section regarding government agency claims and investigations, you will not bring or cause to be brought any Claims against the Releasees.

Further, although the Company and you agree below that no federal, state, or local U.S. employment laws apply to your employment relationship with the Company or its Affiliates, should a court, agency or other tribunal of competent jurisdiction conclude that any U.S. federal, state or local employment laws apply to your employment relationship with the Company or its Affiliates this waiver and release of Claims shall include, but not be limited to, all Claims arising under the following laws, as amended, where applicable, and to the extent permitted by law: (i) Title VII of the Civil Rights Act of 1964; (ii) the Americans with Disabilities Act ; (iii) Sections 1981 through 1988 of Title 42 of the United States Code; (iv) the Employee Retirement Income Security Act; (v) the Age Discrimination in Employment Act; (vi) the Older Workers Benefit Protection Act; (vii) the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (viii) ( (ix) all other U.S. federal, state and local fair employment and civil right laws; (x) breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, fraud, tort, misrepresentation, defamation, emotional distress, and/or compensatory and/or punitive damages; and (xi) attorneys’ fees, costs, damages, equitable relief, disbursements and/or the like to the extent, if at all, that these may be applicable, and/or all other applicable city, state or federal anti-discrimination and employment laws.

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This Agreement does not waive or release (i) any rights or Claims which may arise after the date on which this Agreement and Release is executed; (ii) any Claims you may have that by law may not be released by private agreement without judicial or governmental review and approval; (iii) rights under this Agreement, including any right to enforce the terms thereof; (iv) any rights or Claims for vested benefits under any Company employee benefit plan in accordance with the terms of such plans and applicable law.; (v) any rights or Claims you may have to indemnification from the Company or any of its Affiliates; or (vi) any Claims you may have to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which you and the Company and/or any of its Affiliates are jointly liable.

Nothing in this Agreement shall be construed to prevent you from responding, or to require prior permission  from the Company to respond truthfully to a valid subpoena, court order or other lawful  request from, or from filing any type of claim or charge with any U.S. federal, state or local government administrative authority, including but not limited to: (i) the Equal Employment Opportunity Commission, the New York State Division of Human Rights or the New York City Commission on  Human Rights; (ii) the National Labor Relations Board; (iii) the U.S. Department of Labor; (iv) the Securities and Exchange Commission; (v) the U.S. Department of Justice; (vi) the IRS; (vii) the U.S. Congress; and/or (viii) any U.S. agency Inspector General, or cooperating with or participating in any investigation by any such government authority. However, you expressly agree to waive your right to any personal relief for claims released in this Agreement, including lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement or any other legal or equitable relief whatsoever in the U.S., Switzerland or any other country. You agree to waive such personal relief even if it is sought on your behalf by an agency, a governmental authority or a person claiming to represent you and/or any member of a class.

    The making of this Agreement is not intended to be, and shall not be construed, as an admission that the Company or any of the Releasees violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

20.    Review Period

This offer of agreement is made without prejudice. Your rights under this Agreement are contingent upon your executing this Agreement and returning it to Constantin Romanov, Global Head of Total Rewards, within 21 days of your receipt of this Agreement and your not revoking your acceptance of this Agreement as set forth below.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 15 of 18
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You acknowledge that you have at least 21 days from the date you receive this Agreement to consider its terms. You may, if you want, sign and return this Agreement to the Company sooner. If you do so, however, you are waiving your right to the 21-day consideration period. You further agree that any changes to this Agreement, whether material or otherwise, will not restart the 21-day consideration period. You are advised in writing to discuss this Agreement with an attorney and other professional persons unrelated to the Company before you sign it. You acknowledge you are entering into this Agreement freely, knowingly, and voluntarily, with a full understanding of its terms.

The Agreement will be null and void if not accepted by November 4, 2020. Such acceptance shall be evidenced by your signature of this Agreement. You will have 7 days from the date you sign this Agreement to revoke the Agreement by notifying the Company prior to the end of the seven-day period. The Agreement will become effective on the 8th day after you execute the Agreement (the “Effective Date”).

In addition, once executed, this Agreement shall be automatically cancelled (and, as a consequence, all the payments and benefits stipulated in this Agreement shall be cancelled) if you accept another employment position with the Company or an Affiliate anywhere in the world on or before the Early Retirement Date.

21.    Governing Law and Jurisdiction

Any issues relating to or arising out of this Agreement shall be governed exclusively by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland.

However, each party is hereby expressly authorized and entitled to initiate judicial action seeking preliminary or permanent injunctive relief with respect to the obligations set forth under confidentiality and non-compete provisions of this Agreement, before any other court of competent subject matter jurisdiction.

Yours faithfully, PHILIP MORRIS PRODUCTS S.A.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 16 of 18
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/s/ CONSTANTIN ROMANOV Constantin Romanov Global Head of Total Rewards	/s/ RALF ZYSK Ralf Zysk Global Head of People Sustainability, Employee Relations

I agree to the above:

Signature: /s/ MARC S. FIRESTONE Marc S. Firestone

Date:        November 3, 2020
Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
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APPENDIX I

[Certification message to be sent by email to yourhr@pmi.com or by ordinary mail to Philip Morris Products S.A. - Manager P&C Operations - Switzerland – Avenue de Rhodanie 50 – 1007 Lausanne – Switzerland at the end of the non-compete period]

“Dear Sir or Madam,

Reference is made to the “Early Retirement agreement and Release” that I executed with Philip Morris Products S.A., and more specifically, to the non-compete obligation stipulated in said agreement.

I hereby certify that I did not violate the non-compete obligation in any manner during the agreed period and, therefore, ask you to pay the agreed amount.”

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01                      Page 18 of 18
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